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                                                                                   EXHIBIT 12
                            SOUTHWESTERN BELL CORPORATION
                  COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                 DOLLARS IN MILLIONS


                                          THREE MONTHS ENDED                 YEAR ENDED
                                               MARCH 31,                      DECEMBER 31,


                                            1994        1993    1993     1992     1991     1990    1989


     Income Before Income Taxes,
       Extraordinary Loss and Cumulative
       Effect of Changes in Accounting
       Principles*                         $ 469.9   $ 386.4 $1,882.9 $1,701.2 $1,557.0  $1,541.4 $1,479.5
       Add:Interest Expense                  115.5     127.9    496.2    530.0    577.7     529.7    543.8
           1/3 Rental Expense                10.0        8.9     41.0     45.1     37.5      43.4     42.5

             Adjusted Earnings             $ 595.4   $ 523.2 $2,420.1 $2,276.3 $2,172.2  $2,114.5 $2,065.8


     Total Interest Charges                $ 115.5    $ 127.9  $496.2  $ 530.0 $  577.7  $  529.7  $543.8
     1/3 Rental Expense                       10.0        8.9    41.0     45.1     37.5      43.4    42.5


             Adjusted Fixed Charges        $ 125.5    $ 136.8  $537.2  $ 575.1 $  615.2  $  573.1  $586.3

     Ratio of Earnings to
     Fixed Charges                            4.74       3.82    4.51     3.96     3.53     3.69    3.52

     * Undistributed earnings on investments accounted for under the equity method have been excluded.

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